Exhibit 1.3

AMENDMENT NO. 1 TO SALES AGENCY FINANCING AGREEMENT

AMENDMENT NO. 1, dated as of December 6, 2019 (this “Amendment No. 1”), by and [among][between] SITE Centers Corp., an Ohio corporation (the “Company”)[,][and] [●] (in its capacity as agent for the Company in connection with the offering and sale of any Issuance Shares, the “Sales Agent” [and, in its capacity as agent for the Forward Purchaser in connection with the offering and sale of any Forward Hedge Shares, the “Forward Seller”) and [●] (as counterparty under any Forward Contract, the “Forward Purchaser”])1, to that certain Sales Agency Financing Agreement, dated December 7, 2018 (the “Agreement”). Unless otherwise specified herein, capitalized terms used herein shall have the respective meanings assigned thereto in the Agreement.

W I T N E S S E T H:

WHEREAS, the parties hereto are parties to the Agreement;

WHEREAS, the Company[,][and] the Sales Agent[, the Forward Seller and the Forward Purchaser] wish to amend the Agreement with effect on and after December [●], 2019 (the “Effective Date”);

WHEREAS, this Amendment No. 1 shall constitute an amendment to the Agreement, which shall remain in full force and effect as amended by this Amendment.

NOW, THEREFORE, in consideration of the mutual agreement to amend the Agreement, the parties hereto, intending legally to be bound, hereby amend and modify the Agreement as of the date hereof as follows:

Section 1. Amendment of the Agreement.

(a) On and after the Effective Date, the fourth paragraph under the caption “Witnesseth:” shall be amended and restated in its entirety as follows:

WHEREAS, the Company has also entered into sales agency financing agreements (the “Alternative Sales Agency Agreements”) with each of [(i) [●] (in its capacity as sales agent, forward seller and forward purchaser thereunder, “[●]”), (ii) [●] (in its capacity as sales agent, forward seller and forward purchaser thereunder, “[●]”), (iii) [●] (in its capacity as sales agent, forward seller and forward purchaser thereunder, “[●]”), (iv) [●] (in its capacity as sales agent, forward seller and forward purchaser thereunder, “[●]”), (v) [●] (in its capacity as sales agent, forward seller and forward purchaser thereunder, “[●]”), (vi) [●] (in its capacity as sales agent, forward seller and forward purchaser thereunder, “[●]”), (vii) [●] (in its capacity as sales agent, forward seller and forward purchaser thereunder, “[●]”), (viii) [●] (in its capacity as sales agent, forward seller and forward purchaser thereunder, “[●]”), (ix) [●] (in its capacity as sales agent, forward seller and forward purchaser thereunder, “[●]”), (x) [●] (in its capacity as sales agent, forward seller and forward purchaser thereunder, “[●]”), and (xi) [●] (in its capacity as sales agent

[1]	NTD: Introductory paragraph to be revised based on participation of Forward Purchaser and Forward Seller.

and forward seller thereunder and, together with [●], [●], [●], [●], [●], [●], [●], [●], [●] and [●], the “Alternative Sales Agents”) and [●]]2, for the issuance (in the case of the Issuance Shares) or borrowing (in the case of Forward Hedge Shares) and sale from time to time through the applicable Alternative Sales Agent of Shares on the terms set forth in the applicable Alternative Sales Agency Agreement. This Agreement and the Alternative Sales Agency Agreements are collectively referred to herein as the “Sales Agency Agreements.” The aggregate Sales Price of Shares to be sold pursuant to the Sales Agency Agreements shall not exceed the Maximum Program Amount.

(b) On and after the Effective Date, the following shall be added as new definitions or supersede existing definitions, as applicable, in alphabetical order to Section 1.01:

“BHC Act Affiliate” has the meaning set forth in Section 10.01.

“Covered Entity” has the meaning set forth in Section 10.01.

“Default Rights” has the meaning set forth in Section 10.01.

“IT Systems and Data” has the meaning set forth in Section 3.33.

“Principal Market” means the New York Stock Exchange or, if the Common Shares are listed and quoted on The NASDAQ Stock Market and no longer listed and quoted on the New York Stock Exchange, The NASDAQ Stock Market.

“U.S. Special Resolution Regime” has the meaning set forth in Section 10.01.

(c) On and after the Effective Date, new Section 3.33 shall be added to the Agreement as follows:

Section 3.33 Cybersecurity. Except as disclosed in the Registration Statement and the Prospectus: (A) to the knowledge of the Company, there has been no security breach, unauthorized access or disclosure, or other compromise of the Company’s or its subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors, or other third party maintained or stored by the Company or its subsidiaries), or equipment (collectively, “IT Systems and Data”); (B) neither the Company nor its subsidiaries have been notified of, and each of them has no knowledge of, any event or condition that would reasonably be expected to result in any security breach, unauthorized access or disclosure, or other compromise to their IT Systems and Data; and (C) the Company and its subsidiaries have implemented appropriate controls, policies, procedures, and technological safeguards designed to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards, except with respect to (A) and (B), for any such security breach or incident, unauthorized access or disclosure, or other compromise, as would not, individually or in the aggregate, have a Material Adverse Effect, or with respect to (C), where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, the Company and

[2]	NTD: To be revised for Forward Purchasers that have a distinct legal entity serving as sales agent and forward seller.

its subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of their IT Systems and Data and to the protection of such IT Systems and Data from any material unauthorized use, access, misappropriation or modification.

(d) On and after the Effective Date, Section 9.02(b) shall be amended and restated as follows:

If the aggregate sales price of Shares sold under this Agreement and the Alternative Sales Agency Agreements prior to June 7, 2020 does not equal $10,000,000 or more, then the Company shall reimburse the Sales Agent, the Forward Seller and the Forward Purchaser for all of their reasonable, documented out-of-pocket expenses, including the reasonable fees and disbursements of a single counsel to the Sales Agent and a single counsel to the Forward Seller and the Forward Purchaser, who shall be the same counsel used by the Alternative Sales Agents under the Alternative Sales Agency Agreements, incurred by them in connection with the offering contemplated by this Agreement; provided that the Company will not be obligated to reimburse any expenses pursuant to this Section 9.02(b) in excess of the Sales Agent’s, the Forward Seller’s and the Forward Purchaser’s pro rata share of $100,000 of such fees and disbursements (calculated by dividing the amount of such expenses by a number equal to one plus the number of Alternative Sales Agency Agreements).

(e) On and after the Effective Date, references in Section 9.03 to “Matthew L. Ostrower, Chief Financial Officer, Executive Vice President and Treasurer” shall be amended to refer to “Conor Fennerty, Executive Vice President, Chief Financial Officer and Treasurer” and references to “mostrower@sitecenters.com” shall be amended to refer to “cfennerty@sitecenters.com”.

(f) On and after the Effective Date, new Article X shall be added to the Agreement as follows:

ARTICLE X

U.S. Special Resolution Regimes

“Section 10.01 Recognition of the U.S. Special Resolution Regimes. (a) In the event that the Sales Agent, Forward Purchaser or Forward Seller that is a Covered Entity (as defined below) becomes subject to a proceeding under a U.S. Special Resolution Regime (as defined below), the transfer from such Sales Agent, Forward Purchaser or Forward Seller of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that the Sales Agent, Forward Purchaser or Forward Seller that is a Covered Entity or a BHC Act Affiliate (as defined below) of such Sales Agent, Forward Purchaser or Forward Seller becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights (as defined below) under this Agreement that may be exercised against such Sales

Agent, Forward Purchaser or Forward Seller are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section 10.01, a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Rights” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

Section 2. Representation and Warranty.

(a) The Company represents and warrants to the Sales Agent[, the Forward Seller and the Forward Purchaser] that this Amendment No. 1 has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company.

Section 3. Governing Law; Jurisdiction. THIS AMENDMENT NO. 1 SHALL BE GOVERNED BY, INTERPRETED UNDER AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF. Any action, suit or proceeding to enforce any provision of, or based on any matter arising out of or in connection with, this Amendment No. 1 or the transactions contemplated hereby shall be brought in any federal court located in the Southern District of the State of New York or any New York state court located in the Borough of Manhattan, and the Company agrees to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) and each party hereto waives (to the full extent permitted by law) any objection it may have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding has been brought in an inconvenient forum.

Section 4. Entire Agreement. The Agreement, as amended by this Amendment No. 1, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties hereto, whether oral or written, with respect to the subject matter hereof.

Section 5. Construction. This Amendment No. 1 shall be construed in connection with and as part of the Agreement, and except as modified and expressly amended by this Amendment No. 1, all terms, conditions and covenants contained in the Agreement are hereby ratified and shall be and remain in full force and effect.

Section 6. Execution in Counterparts. This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed Amendment No. 1 by one party to the other may be made by facsimile transmission.

[Signature Pages Follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement in accordance with its terms.

Very truly yours, SITE CENTERS CORP.

By:
Name:
Title:

[Signature Page to Amendment No. 1]

Accepted as of the date first written above

By:	[*]

By:
Name:
Title:

By:	[*]

By:
Name:
Title:

[Signature Page to Amendment No. 1]